Exhibit 99.2
July 30, 2015

Second Quarter 2015 Earnings Conference Call
Prepared Remarks
About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s second quarter 2015 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.
Second Quarter 2015 Results Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET to discuss these results. Interested parties may participate on the call by dialing +1 (877) 359-9508 (domestic U.S.) or +1 (224) 357-2393 (if calling from outside the U.S.), and reference passcode 78064085. Participants are advised to dial into the call at least ten minutes prior to the start time in order to register. A live but listen-only webcast of the conference call can be accessed through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast of the call will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in these prepared remarks or on the conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; our ability to place solar assets into service as planned; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on March 6, 2015. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.
Prepared Remarks
George Sakellaris - CEO
Our solid Q2 results confirm to us that our recovery is on track, and that our plan to restore revenue growth and improve profitability is gaining traction. Top line growth of 7% exceeded our target range, and profitability was excellent, with adjusted EBITDA up 9% to over $11 million. Importantly, our core project business sustained its momentum, with revenue growth of 13% and gross margin expansion to over 20%. Our sales and development teams performed well, with new awards of $189 million hitting the highest quarterly level in almost three years. Revenue in our key segments of U.S. Federal and U.S. Regions posted robust growth of 17% and 19% respectively, and renewable energy revenue rebounded seasonally from Q1. Overall, we saw solid momentum that was impacted only by certain known issues in a couple of segments, which I will address later. First, I would like to discuss what we are doing proactively to drive our business.
The U.S. Federal segment was again a star performer, building on the solid growth it demonstrated in Q1. Revenue was up 17% as we performed work on an increasing portfolio of projects around the country. One good example is the project we recently completed at the Army’s Adelphi Lab in Maryland, which we announced on June 4. That project included energy savings, water conservation, rainwater harvesting and 2 megawatts of roof-top and car port solar generating capacity. Since 2002, our multi-phase partnership with Adelphi has helped to reduce their energy consumption by nearly 50%, and provided more than 4 megawatts of on-site distributed generation.
This project shows the increasing leverage we get from follow-on work. The project was the third contract we fulfilled for the Adelphi Lab. Across our portfolio of clients, we focus on winning additional business after we demonstrate success and establish a relationship. Another example is phase-two work we recently started at the Department of Energy’s Savannah River Site. As you may recall, we first implemented an ESPC-funded project at the site in 2009, building and operating a 20 MW biomass cogeneration facility. The follow-on work is for an additional steam plant that will produce more steam for power generation. This phase resulted in approximately $40 million of additional project revenue, and additional stable O&M revenue after project construction is complete.
In general the addressable market in Federal is getting larger and more attractive. Many agencies are bundling sites for which they are issuing RFPs, resulting in project opportunities that are now larger than what we used to see in the Federal sector. Activity within the Department of Defense is particularly robust. For example, the Army Corps of Engineers announced in May that Ameresco was included in a short list of companies that are eligible to pursue $1.5 billion of various ESPC projects at DoD facilities and bases. This opportunity is being driven by the Army’s objective to reduce energy usage by 30% and water consumption by 15%. The General Services Administration and Department of Veterans Affairs are also active, with larger than average RFPs.
We were awarded $54 million of Federal project business this quarter, which drove 17% growth in U.S. Federal backlog. We now have over one half billion dollars of total backlog in the Federal sector alone.
U.S. Regions, our other key segment, also showed strong momentum this quarter. Revenue of $73 million was up 19%. Results were especially bright in the Central and Northwest regions, with revenue growth over 40% in each of those areas. We are growing more confident in the prospects for growth across the country. In a trend that is similar to what we are seeing in our Federal sector, projects are getting more numerous and larger, indicating good growth in our addressable market. For instance, in the Central and West regions we are now working on larger bundled solar programs. Rather than smaller one-off projects, we are winning multiple-site distributed generation assignments. These are typically higher dollar value to us, and are appearing in both commercial and public sector clients. In addition to the larger size of opportunities, U.S. Regions should benefit from the opening of a new geography. We established ourselves in the State of Georgia by closing a relatively large energy services contract. Georgia only recently allowed its agencies to use ESPC contracts to fund efficiency initiatives. We are also winning more business in California and Texas, which have not been strong markets for us in the past.
Looking internationally, our prospects are improving. As we reported last quarter, results in Canada were impacted due to a large project that incurred significant cost over-runs. We believe that situation is under control and have reserved for the anticipated losses. Our team in Canada reports that activity levels are picking up, so we think in 2016 we can resume growth. For instance, in Canada awarded backlog was up 26% sequentially.
Our current results were good, but we also excelled in building our pipeline for the future, not just in Canada but across the whole company. In particular, the performance of our sales and development teams was top-notch this quarter. New awards were $189 million, which is up 66% from last year and 125% sequentially. Our awarded backlog growth was particularly robust in our Federal and Southwest regions. We also shined in converting awards to contracts, with 13% of our starting award backlog becoming contracted in the quarter. Of course, this conversion rate varies from quarter to quarter, but was quite good this period. The strong performance by our sales and development teams was matched by our implementation crews. We recognized around 26% of our starting contracted backlog in the quarter, again a solid rate of completion.

Beyond our core project business, we delivered good results in our recurring revenue streams. Energy revenue and O&M are important elements of our recurring revenue. As we point out regularly, growing the recurring revenue is a strategic imperative for Ameresco. O&M grew a healthy 6%. It was a bit slower than our project revenue but in line with our expectations. Keep in mind: this is a very stable and higher margin revenue source. A great example of attractive O&M revenue is phase-two of Savannah River, which we mentioned earlier. The O&M revenue will start at about $3 million per year in 2016, and extend out for over 15 years.
We are proud of our performance this quarter, but there is always room to improve. Two business segments reported lower revenue, which diluted our overall growth but is not causing us excessive concern. I already mentioned Canada, where revenue was down 30% as we clean up some legacy issues and properly size that unit. Solar equipment sales were down 19%, due to the slowdown in oil exploration and production. Much of our off-grid solar PV sales go into well-site microgrid applications, and with the price of oil down, E&P capex has slowed. We can’t really predict when oilfield activity will pick up, but we will manage this business cautiously until it does.
Let me now turn the call over to John to provide more details about our financial results and guidance. John?
John Granara - CFO
Thank you George, and good morning, everyone. As we get started, please note that unless otherwise stated, all the amounts I reference relate to Q2 2015 and the comparisons are for the year-over-year changes.
Also I want to alert you that in the prepared remarks file on our website, we now include tables showing revenue and adjusted EBITDA by segment. We have been asked for this in the past, and the revenue is disclosed in our SEC filings, so we thought you would find it helpful to be able to see the numbers as we review them now.
Starting with the P&L, total revenues of $152.5 million were up 7%. As George discussed, this quarter was characterized by strong performance in our core project business, recovery in energy revenue within our Small Scale Infrastructure segment, and stability in O&M. Those were partially offset by the issues George just mentioned in Canada and solar PV sales.
In our core business of projects, 13% revenue growth was driven by ongoing strength in U.S. Federal, which was up 17%, and strong performance in our Central and Northwest regions, each up over 40%. Our Eastern and Southwest regions were flat and down 7%, respectively. UK and other international contributed over $3 million, while Canada declined 30%, as anticipated.
Recurring operations and maintenance revenue of $15.1 million was up 6%. That revenue stream is generally quite stable and visible, due to the long-term nature of the contracts. As we disclosed last quarter, we have visibility on over $700 million of Federal O&M revenue extending out up to 18 years.
Energy revenue, which we report in our Small-Scale Infrastructure segment, comes from our landfill gas and solar projects. We sold $14.7 million worth of electricity in the quarter, a nice recovery of 19% from Q1, which is typically a seasonally low quarter.

Moving on to gross margin and operating expenses, gross margin for the second quarter was 20.3%.
SG&A expenses were $25.8 million, or 16.9% of revenue. We grew operating expense only 7.2% sequentially, despite a 32% sequential revenue increase. We expect further operating leverage as we grow our expected revenue in the second half of the year.
Operating income was $5.1 million, up 34%. Net income was $2.0 million, or 4 cents per diluted share. Net income declined when compared to last year due to taxes of $1.7 million, which were $1.5 million higher than last year. The tax rate was higher due to timing differences, and we still expect our full year rate to be 25%. There are two possible tax incentives related to US projects that we expect to come into play before year-end, which would offset the Canadian tax valuation allowance impact we discussed last quarter. Other expenses were also about $600 thousand higher, due mostly to higher net interest expense.
Adjusted EBITDA, a non-GAAP measure that we believe to be reflective of our economic performance, was $11.3 million, or 24 cents per diluted share. Adjusted EBITDA growth of 9.4% was greater than our revenue growth, reflecting our focus on improving profitability.
Now let’s turn to the balance sheet. As you would expect, some of our key metrics are improving as we move through our normal seasonal pattern. Cash was up by $1.7 million from Q1, and DSO declined sequentially.
Consolidated debt was $99.2 million at June 30. Removing project debt, which is non-recourse to us, corporate debt was $25.6 million. This is a reasonable level of debt for us now, because it gives us borrowing power to fund the expansion of our operating asset portfolio. During the quarter we renewed and extended the maturity dates on our corporate revolving credit facility to 2020, and our term loan to 2018.
Looking at capex, we invested $7.8 million in renewable energy projects that we own and operate. For the remainder of the year, we expect capex of approximately $60 million primarily related to assets in development. Our total project assets are now $223.8 million.
Now let’s look at backlog and visibility. We started the quarter with $387 million in fully contracted backlog, and ended the quarter with $398 million. Our teams did a great job in converting $113 million of awards into contracts, but our execution teams did nearly as well, recognizing $102 million. As George mentioned, we performed admirably in winning new awards, with $189 million of awards up 66%, driven by the Federal awards and energy asset wins.
I should also point out that the $398 million of contracted backlog is better than it appears, when compared to this time last year. Although it is flat versus last year, we absorbed a decline of $46 million, or 50%, in our Canadian contracted backlog. We expected this as we backfill the work in the “problem” project we referred to earlier. Excluding Canada, our contracted backlog is up 14% versus last year.
At this midpoint of the year, our solid performance gives us greater confidence in our full-year guidance for 2015. We continue to expect revenues to be in the range of $610 to $640 million. We continue to expect double digit revenue growth from both our U.S. Federal and U.S. Regions segments, partially offset by decreases in Canada and our off-grid solar businesses.

Near-term visibility continued to improve this quarter, too. For the remainder of 2015, we now believe $240 million will come from contracted backlog, which is an increase of $60 million during the quarter. We expect $20 to $40 million to come from awarded projects and pipeline. The remaining revenue would come from energy, O&M and other revenues.
We still anticipate gross margin at least between 19 and 20%, and operating expenses should be around 16% to 17% of revenue. We anticipate the effective tax rate for the full year to be around 25%. This all should lead to EPS in the range of 16 to 24 cents. Adjusted EBITDA is expected to be in the range of $43 to $48 million.
Now let's discuss our outlook for the third quarter. We expect revenues to be within a range of $165 to $185 million, and adjusted EBITDA in a range of $13 to $17 million. Net income and EPS are uncertain at this time, because we are not sure when we will complete the tax actions I discussed earlier. Those actions could occur either in Q3 or Q4, or partially in both. We do expect them to be completed this year, though. For the year, we still expect our tax rate to be 25%.

Performance by Segment (in thousands):
	Three Months Ended		Six Months Ended
	Revenues	Adjusted EBITDA(1)	Revenues	Adjusted EBITDA(1)
June 30, 2015
U.S. Regions	$73,379	$5,994	$120,480	$7,740
U.S. Federal	30,437	5,347	54,580	8,937
Canada	13,837	(80)	24,732	(3,639)
Small-Scale Infrastructure	14,516	7,332	27,378	12,653
All Other	20,320	(1,309)	40,752	(1,493)
Unallocated corporate activity	—	(5,992)	—	(11,076)
Total Consolidated	$152,489	$11,292	$267,922	$13,122
June 30, 2014
U.S. Regions	$61,814	$6,065	$101,646	$5,924
U.S. Federal	26,084	3,142	38,657	4,153
Canada	19,768	(1,193)	36,067	(1,451)
Small-Scale Infrastructure	14,206	7,176	25,355	11,713
All Other	20,686	762	41,564	1,576
Unallocated corporate activity	—	(5,627)	—	(12,508)
Total Consolidated	$142,558	$10,325	$243,289	$9,407
(1) See adjusted EBITDA definition and reconciliation below.
GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating income	$5,084	$3,782	$656	$(3,003)
Depreciation and amortization of intangible assets	5,755	5,836	11,495	10,985
Stock-based compensation	453	707	971	1,425
Adjusted EBITDA	$11,292	$10,325	$13,122	$9,407
Adjusted EBITDA margin	7.4%	7.2%	4.9%	3.9%

Adjusted cash from operations (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities	$(14,669)	$3,582	$(37,595)	$5,934
Plus: proceeds from Federal ESPC projects	22,855	10,454	40,870	13,976
Adjusted cash from operations	$8,186	$14,036	$3,275	$19,910
Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the GAAP to non-GAAP Reconciliation in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and stock-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, impairment of goodwill and stock-based compensation expense.
Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.